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                                                                    EXHIBIT 10.1

                        EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 9th day of March, 1998, by and among Patriot American Hospitality, Inc., a Delaware corporation (the "Company"), Wyndham International, Inc., a Delaware corporation (the "Affiliated Company") and Lawrence S. Jones ("Executive"). The Company and the Affiliated Company may hereinafter be referred to jointly as the "Companies."

     WHEREAS, as an additional inducement to Executive to enter into this Agreement, the Companies shall, on the Commencement Date (as hereinafter defined), enter into a separate Indemnification Agreement with Executive of even date in the form attached hereto as Exhibit A (the "Indemnification Agreement"); and

     WHEREAS, Executive is desirous of committing to serve the Companies on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the third anniversary of the Commencement Date. On the third anniversary of the Commencement Date (and each subsequent anniversary thereof), the term of this Agreement shall be automatically extended for an additional year unless either the Company or Executive provides written notice of its or his intent not to extend the Agreement at least forty-five (45) days prior to such anniversary date, in which event the Agreement shall expire in accordance with its terms. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Executive Vice President and Treasurer of the Company and the Executive Vice President and Treasurer of the Affiliated Company, shall report to the President and Chief Operating Officer of the Company and the President and Chief Operating Officer of the Affiliated Company, shall be the senior most financial executive at the Affiliated Company other than the President, shall have primary supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Companies described on Schedule I attached hereto and made a part hereof by this reference and shall have such other powers and duties as may from time to time be prescribed by either President, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time, subject to outside investments customary for executives of Executive's seniority
that are not prohibited by Paragraph 5.   Executive shall devote his full
working time and efforts to the business and affairs of the Companies. Notwithstanding the foregoing, Executive may serve on other boards of directors or engage in religious, charitable or other community activities as
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long as such services and activities are disclosed to the Presidents and do not materially interfere with Executive's performance of his duties to the Companies as provided in this Agreement.

3.   COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. Initially, Executive shall receive an annual base salary ("Base Salary") equal to $300,000. Executive's Base Salary shall be redetermined at least thirty (30) days before each annual compensation determination date established by the Companies during the Period of Employment in an amount to be fixed by the Boards of Directors of the Companies (the "Boards"), but may never be decreased except in connection with across-the-board salary reductions similarly affecting all executives of the Companies; provided, however, in such event, Executive's reduction shall in no event be greater than any other executive measured against any criteria. The Base Salary, as redetermined, may be referred to herein as "Adjusted Base Salary." The Base Salary or Adjusted Base Salary shall be payable in substantially equal bi-weekly installments and shall in no way limit or reduce the obligations of the Companies hereunder.

     (b) INCENTIVE COMPENSATION. In addition to Base Salary or Adjusted Base Salary, Executive shall be eligible to receive, on or about the annual compensation determination date established by the Companies of each year, during the Period of Employment, cash incentive compensation in an amount determined by the Compensation Committees of the Boards based on individual performance, performance by the Companies and total return to shareholders. The incentive compensation potential shall be up to eighty percent (80%) of Base Salary or Adjusted Base Salary, as applicable, with a minimum incentive compensation of fifty percent (50%) of Base Salary or Adjusted Base Salary, as applicable, which shall be payable at not less than that level in all events. Executive will also participate in such incentive compensation plans as the Boards or the Compensation Committees thereof shall determine from time to time for employees of the same status within the hierarchy of the Companies.

     (c) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Companies for their senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with the Companies' policy.

     (d) RESTRICTED PAIRED UNIT AWARD. On the Commencement Date, the Companies shall issue to Executive a Restricted Paired Unit Award covering the right to receive 30,000 shares of common stock of the Company and common stock of the Affiliated Company which trade as a pair ("Paired Shares"). Such Award shall vest and become nonforfeitable on a ratable basis over four (4) years, on each anniversary of the date of grant.

     (e) OPTION GRANT. On the Commencement Date, the Companies shall issue to Executive a non-qualified stock option (the "Option") to acquire 80,000 Paired Shares. The

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Option shall vest and become exercisable with respect to 6.25% of the number of
Paired Shares underlying the Option quarterly on the first day of each calendar quarter thereafter, such that all the Paired Shares underlying the Option have vested and are exercisable on or before the fourth anniversary of the Commencement Date. Unless otherwise provided in Paragraph 7, the Option shall expire on the earlier of the tenth anniversary of the date of grant or the 91st day following Executive's termination of employment. The exercise price per share for the Option shall be $26.00. The Companies further agree to issue to Executive in 1999 an option to acquire 10,000 Paired Shares. The exercise price per share for such option shall be the quoted closing price of the Paired Shares on the New York Stock Exchange on the date of grant. If the date of grant is not a business day, the price shall be determined as of the immediately preceding business day.

     (f) RELOCATION EXPENSES. Executive shall relocate to the Dallas area as soon as reasonably practicable. The Companies shall reimburse Executive for relocation expenses in accordance with the Companies' standard relocation policy for executive vice presidents.

     (g) LOAN. The Companies will loan Executive $750,000 on a non-recourse basis, due on the third anniversary of the Commencement Date, except as otherwise provided in this Agreement. The loan will be made within five (5) days after the Commencement Date. The unpaid principal amount will bear interest at 7 percent compounded annually, payable annually. If Executive remains employed until the third anniversary of the Commencement Date and the sum of the value of the compensation earned by Executive during the Period of Employment, including the value of Paired Shares granted (whether vested or not), dividends on Paired Shares received and earned, stock option exercise value (whether vested or not), incentive compensation paid or earned, Base Salary and Adjusted Base Salary paid or earned ("Total Compensation"), is less than $3,000,000, a portion of the loan amount will be forgiven such that when such forgiven amount (which shall in no event exceed $750,000) is added to the Total Compensation, the total amount shall equal $3,000,000. In the event Executive's employment is terminated without Cause under Subparagraph 6(e), or for Good Reason under Subparagraph 6(f), or pursuant to Subparagraph 8(b) in connection with a Change in Control prior to the third anniversary of the Commencement Date, if the sum of Total Compensation and Severance Payments is less than $3,000,000, a portion of the loan amount will be forgiven such that when such forgiven amount (which shall in no event exceed $750,000) is added to the sum of Total Compensation and Severance Payments, the total amount shall equal $3,000,000. For purposes of this Subparagraph 3(g), the value of the Paired Shares and stock option exercise value shall be determined using the average quoted closing price per Paired Share on the New York Stock Exchange for the twenty (20) business days ending on the third anniversary of the Commencement Date, or the Date of Termination, as the case may be; provided, however, should Executive sell his Paired Shares or exercise his options during the Period of Employment, the quoted closing price per Paired Share on the New York Stock Exchange for the date of sale or option exercise shall be used.

     (h) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Companies' Employee Benefit

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Plans in effect on the Commencement Date, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Companies on the date hereof for employees of the same status within the hierarchy of the Companies. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Companies to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(h) in respect of any calendar year during which Executive is employed by the Companies for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (i) LIFE INSURANCE. The Companies shall pay the premiums on, and maintain in effect throughout the Period of Employment, a life insurance policy on the life of Executive in an amount not less than the sum of the amount of Executive's then current Base Salary or Adjusted Base Salary plus the mid-point of the bonus range. Executive shall have the right to designate the beneficiary under such policy.

     (j) VACATIONS. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Companies from time to time for executives at the same level as Executive, which number for calendar year 1998 is currently set at twenty (20) days. Executive shall also be entitled to all paid holidays given by the Companies to their executives.

     (k) DISABILITY INSURANCE. The Companies shall pay the premiums on, and maintain in effect through the Period of Employment, long-term disability insurance providing for payment of benefits at rates not less than sixty percent (60%) of Executive's current Base Salary or Adjusted Base Salary.

4.   UNAUTHORIZED DISCLOSURE.

     (a) CONFIDENTIAL INFORMATION. Executive acknowledges that in the course of his employment with the Companies, he will be allowed to become acquainted with the Companies' business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including, but not limited to, the Companies' and their respective predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters,

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notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Companies. The Companies agree to provide on an ongoing basis such Confidential Information as the Companies deem necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Companies except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Companies, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Companies of such event, shall cooperate with the Companies in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use by the hotel and hospitality industry (the "Hotel Industry"), other than as a result of any prohibited action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Hotel Industry or has been published in a form generally available to the Hotel Industry prior to the date Executive proposes to disclose or use such Confidential Information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Companies. At such time as Executive shall cease to be employed by the Companies, he will immediately turn over to the Companies all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Companies.

     (b) HEIRS, SUCCESSORS, AND LEGAL REPRESENTATIVES. The foregoing provisions of this Paragraph 4 shall be binding upon Executive's heirs and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

5. COVENANT NOT TO COMPETE. In consideration for Executive's employment by the Companies under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the Unauthorized Disclosure provisions of Paragraph 4, Executive agrees that

     (a) during the term of Executive's employment with the Companies and for a period of six (6) months after any termination other than termination without Cause under Subparagraph 6(e), termination for Good Reason under Subparagraph 6(f), and termination upon a Change in Control under Subparagraph 8(b), Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of owning, operating, managing or granting franchise rights with respect to hotels, motels or other lodging facilities in any area or territory in which the

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Companies conduct operations; provided, however, that the foregoing shall not prohibit Executive from (i) owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the hospitality business, or (ii) returning to the accounting profession after his termination of employment. Notwithstanding the foregoing, Executive shall be permitted to engage in such activities with respect to any other hotel, motel or lodging facility that would be immaterial to the operations of the Companies in the area or territory in question. Immateriality, for purposes of the foregoing sentence, shall be determined in the sole discretion of the Boards in good faith.

     (b) during the term of Executive's employment with the Companies and for a period of two (2) years thereafter, Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the customers (including, without limitation, any hotel owner, lessor or lessee, asset manager, trustee, consumer with whom the Companies from time to time (i) have an existing agreement or business relationship; or (ii) have included as a prospect in their applicable pipelines) or vendors of the Companies in any of the areas or territories in which the Companies conduct operations if such action has the intent or effect of interfering with the Companies' relationship with the vendor or customer.

     (c) during the term of Executive's employment with the Companies and for a period of two (2) years thereafter, Executive will not directly or indirectly solicit or induce any present or future employee of the Companies to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Companies without providing the Companies with ten (10) days' prior written notice of such proposed employment.

     Should Executive violate the provisions of this Paragraph, then in addition to all other rights and remedies available to the Companies at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (a) DEATH. Executive's employment hereunder shall terminate upon his death.

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Companies may terminate Executive's employment hereunder.

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     (c)  TERMINATION BY COMPANIES FOR CAUSE.  At any time during the Period of
Employment, the Companies may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of each Board at a meeting of each Board called and held for such purpose. For purposes of this Agreement "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Companies or the affiliates of either of them other than the occasional, customary and de minimis use of the Companies' property for personal purposes;
(B) criminal or civil conviction or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Companies if he were retained in his position with the Companies, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) and such non-performance has continued for more than thirty (30) days following written notice of such non-performance from the Boards; or (D) a nonaccidental breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement.

     (d) TERMINATION BY COMPANIES FOR PERFORMANCE REASONS. At any time during the Period of Employment, the Companies may terminate Executive's employment if
(i) such termination is approved by not less than a majority of each Board at a meeting of each Board called and held for such purpose; and (ii) Executive has materially failed to perform his duties hereunder or has violated, in material respects, the policies and procedures of the Companies and such failure or violation has continued for more than ninety (90) days following written notice of such violation from the Boards.

     (e) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Companies may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of each Board at a meeting of each Board called and held for such purpose. Any termination by the Companies of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c), or termination for performance under Subparagraph 6(d), or result from the death or disability of the Executive under Subparagraph 6(a) or (b) or result from the expiration of the Period of Employment without extension, shall be deemed a termination without Cause.

     (f) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive in advance and in writing, in the nature or scope of Executive's responsibilities, authorities, powers, functions, duties or reporting relationship from the responsibilities, authorities, powers, functions or duties described on Schedule I or reporting relationship set forth in Paragraph 2; (B) except in connection with a termination of Executive's employment, any removal, during the Period of Employment, of Executive from

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or, any failure by management to nominate, or, if nominated, any failure by the
Boards to re-elect, Executive to any of the positions indicated in Paragraph 2;
(C) a reduction in Executive's Base Salary or Adjusted Base Salary or involuntary reduction in cash incentive compensation plan (but not reduction in incentive compensation appropriate for level of performance) except for across-the-board salary reductions similarly affecting all or substantially all management employees; (D) a breach by the Companies of any of their other material obligations under this Agreement and the failure of the Companies to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Companies' offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Companies for Executive to be based anywhere other than the Companies' offices at such location on an extended basis, except for required travel on the Companies' business to an extent substantially consistent with Executive's business travel obligations; or (F) Executive is not the senior most financial officer of the Affiliated Company with the exception of the President. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Companies in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Companies' efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and the Companies; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive.

     (g) NOTICE OF TERMINATION. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Companies or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (h) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 6(b) thirty (30) days after the date on which a Notice of Termination is given;
(C) if Executive's employment is terminated by the Companies for Cause under Subparagraph 6(c), the date on which Notice of Termination is given; (D) if Executive's employment is terminated by the Companies under Subparagraph 6(d), fourteen (14) days after the date on which a Notice of Termination is given; (E) if Executive's employment is terminated by the Companies under Subparagraph 6(e), sixty (60) days after the date on which a Notice of Termination is given; and (F) if Executive's employment is terminated by Executive under Subparagraph 6(f), thirty (30) days after the date on which a Notice of Termination is given.

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7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (a) If Executive's employment terminates by reason of his death, the Companies shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Companies or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, to the date of his death, plus his accrued and unpaid incentive compensation under Subparagraph 3(b). All unvested stock options and stock-based grants shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Companies shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Companies' obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary and accrued and unpaid incentive compensation payments under Subparagraph 3(b), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(f), whichever first occurs.
All unvested stock options and stock-based grants shall immediately vest and become exercisable, and Executive shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Companies shall pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 7(a) shall apply.

     (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(f), then the Companies shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Companies shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Companies in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

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     (d)  If Executive terminates his employment for Good Reason as provided in
Subparagraph 6(f) or if Executive's employment is terminated by the Companies without Cause as provided in Subparagraph 6(e), then the Companies shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Companies,

          (i) the Companies shall provide payments to Executive in an amount equal to the sum of Executive's Average Base Salary and his Average Incentive Compensation for a year and one-half or if termination of employment occurs within the first eighteen (18) months of the Commencement Date, the sum of Executive's Average Base Salary and Average Incentive Compensation payable for the remaining length of the original three-year term after the Date of Termination (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal quarterly installments, in advance. For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary or, if applicable, Adjusted Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Companies. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(b) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Companies. Notwithstanding the foregoing, if the Executive nonaccidentally breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease. Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(f), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(g) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A), (B), (C), (D), (E) and (F) of Subparagraph 6(f);

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Companies' then existing severance policies, the Companies shall,

               (a) for a period of six (6) months commencing on the Date of Termination or through the date Executive secures new employment, if earlier, pay for the cost of executive outplacement services selected by Executive for use in connection with obtaining alternate employment; and

               (b) for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health

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          insurance coverage substantially similar to the coverage they received prior to his termination of employment; and

          (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Companies' employee stock option or incentive plans and agreements with Executive pursuant thereto. In addition to the foregoing, all unvested stock options and other stock-based awards shall immediately accelerate and become exercisable or nonforfeitable as of the Date of Termination.

     (e) If Executive's employment is terminated by the Companies for Cause as provided in Subparagraph 6(c) or for performance as provided in Subparagraph 6(d), then the Companies shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and in case of termination for performance as provided by Subparagraph 6(d), his accrued and unpaid incentive compensation under Subparagraph 3(b) and any severance pay provided under the Companies' then current severance policy. Thereafter, the Companies shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Companies in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. Notwithstanding the foregoing and in addition to whatever other rights or remedies the Companies may have at law or in equity, all stock options held by Executive shall immediately expire on the Date of Termination if Executive's employment is terminated by the Companies for Cause as provided by Subparagraph 6(c).

     (f) If upon the expiration of the Period of Employment, Executive shall cease to be employed for any reason other than Cause, then the Companies shall, through the date of termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at such time, his accrued and unpaid incentive compensation under Subparagraph 3(b) and the amount provided under the Companies' then current severance policy. Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Companies' employee stock option or incentive plans and agreements with Executive pursuant thereto. In addition to the foregoing, subject to compliance with the provisions of Paragraphs 4 and 5, Executive shall continue to vest in all options and other stock-based awards for an additional twelve months and Executive shall be given an additional 90-day period after the expiration of the twelve-month period to exercise his options. Thereafter, the Companies shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Companies in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (g) Regardless of the reason for termination, for a period of five (5) years beginning on the Date of Termination, the Companies will provide such reasonable assistance and support to Executive as he shall reasonably require in connection with the preparation and filing of tax returns, statements and forms insofar as such returns, statements or forms relate to Executive's association with the Companies or any of their respective predecessors or affiliates. At the Companies' election, such assistance and support shall be provided by either tax personnel from the Companies or certified public accountants selected and compensated by the Companies.

     (h) Nothing contained in the foregoing Subparagraphs 7(a) through 7(g) shall be construed so as to affect Executive's rights or the Companies' obligations relating to agreements or benefits which are unrelated to termination of employment.

8. PARACHUTE PAYMENT. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Companies regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Companies. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control; provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.

     (a) ESCROW. Within fifteen (15) days after the occurrence of the first event constituting a Change of Control, the Companies shall place funds in an amount equal to the estimated Parachute Amount in escrow, pursuant to arrangements that are mutually acceptable to the Companies and Executive providing for the payment of the Parachute Amount in the event Executive becomes entitled thereto pursuant to Subparagraph 8(b)(i) (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the earlier of (A) eighteen
(18) months after the occurrence of the first event constituting a Change of Control or (B) the payment to Executive of the Parachute Amount pursuant to the provisions of Subparagraph 8(b)(i).

     (b)  CHANGE IN CONTROL.

          (i) If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment terminates for any reason other than (A) death, (B) his inability, due to illness, accident, or other physical or mental incapacity, to perform his duties for more than one hundred eighty (180) days during any twelve-month period, (C) for Cause or (D) his Voluntary Resignation ("Termination"), then the Companies shall pay Executive in a lump sum an amount equal to the applicable Parachute Amount on the tenth (10th) day following Executive's Termination; and

          (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon the effective date of the Change in Control, all stock options and other stock-based awards granted to Executive by the Companies shall immediately accelerate and become exercisable or non-forfeitable as of the date of Change in Control, and Executive shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

     (c)  GROSS UP PAYMENT.

          (i) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Companies will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income taxes and employment taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this Subparagraph 8(c)(i), will be equal to the Parachute Amount.

          (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Executive and approved by the Companies, which approval will not be unreasonably withheld. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this Subparagraph (c).

          (iv) Time For Payment. The Companies will pay the estimated amount of the Gross Up Payment in cash to Executive concurrent with Employee's Termination. Executive, and the Companies agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Executive and the Companies agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Companies will refer to makeup of prior underpayments.

     (d) DEFINITIONS. For purposes of this Paragraph 8, the following terms shall have the following meanings:

          "AFFILIATED COMPANY" shall mean not only Wyndham International, Inc., but also its successors by merger or otherwise.

          "CHANGE IN CONTROL" shall mean an event which shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Companies, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
     Act), directly or indirectly, of securities of the Companies representing twenty-five percent (25%) or more of the combined voting power of the Companies' then outstanding securities; or (ii) individuals who at the Commencement Date constitute the Board of either the Company or the Affiliated Company and any new director (other than a director designated by a person who has entered into an agreement with the Company or the Affiliated Company to effect a transaction described in clauses (i) or
     (iii) of this paragraph) whose election by the Board of either the Company or the Affiliated Company or nomination for election by the Companies' stockholders was approved by a vote of at least eighty percent (80%) of the directors then still in office who either were directors at the Commencement Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of either the Company or the Affiliated Company; or (iii) the stockholders of the Companies approve a merger or consolidation of the Companies with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Companies outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Companies or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Companies approve a plan of complete liquidation of the Company or the Affiliated Company or an agreement for the sale or disposition by the Company or the Affiliated Company of all or substantially all the Company's or Affiliated Company's assets.

          "COMPANY" shall mean not only Patriot American Hospitality, Inc., but also its successors by merger or otherwise.

          "PARACHUTE AMOUNT" shall mean an amount equal to the Severance Amount provided for in Subparagraph 7(d)(i).

          "VOLUNTARY RESIGNATION" shall mean any termination of Executive's employment by his own act, unless such termination is for Good Reason.

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          if to the Executive:

               At his home address as shown
               in the Companies' personnel records;

          if to the Company:

               Patriot American Hospitality, Inc.
               1950 Stemmons Freeway
               Suite 6001
               Dallas, TX  75207
               Attention:  President

          if to the Affiliated Company:

               Wyndham International, Inc.
               1950 Stemmons Freeway
               Suite 6001
               Dallas, TX  75207
               Attention:  President and Chief Operating Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Companies as may be specifically designated by the Boards. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (without regard to principles of conflicts of laws).

11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Companies shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraph 6(b), 6(c) or 7(b), a doctor selected by Executive and a doctor selected by the Companies shall be entitled to examine Executive. If the opinion of the Companies' doctor and Executive's doctor conflict, the Companies' doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding. Any amount to which Executive is entitled under this Agreement (including any disputed amount), which is not paid when due, shall bear interest at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

14. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Companies that Executive's execution of this Agreement, Executive's employment with the Companies and the performance of Executive's proposed duties for the Companies will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Companies any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

15. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that transpired while Executive was employed by the Companies; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Companies at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Companies in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Companies. The Companies shall also provide Executive with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.

16. ALLOCATION OF OBLIGATIONS. The Company and the Affiliated Company shall allocate among themselves which party shall be responsible for paying the salary and other benefits required to be paid by this Agreement. The payment by either party of such salary and other benefits shall satisfy the obligations of the non-paying party under this Agreement. Both the Company and the Affiliated Company shall be jointly and severally liable in the event of a failure by both parties to pay compensation and other benefits hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                 PATRIOT AMERICAN HOSPITALITY, INC.


                                 By: /s/ WILLIAM W. EVANS, III
                                    ----------------------------------------
                                 Its: President and Chief Operating Officer
                                     ---------------------------------------

                                 WYNDHAM INTERNATIONAL, INC.


                                 By: /s/ WILLIAM W. EVANS, III
                                    ----------------------------------------
                                 Its: Executive Vice President
                                     ---------------------------------------

                                    /s/ LAWRENCE S. JONES
                                    ----------------------------------------
                                    Lawrence S. Jones

                                  SCHEDULE I
                                  ----------


Duties and Responsibilities:     1.  To supervise the Companies' financial
                                 reporting, financial control and accounting functions as well as direct forecasting, budgeting, cash management, operations management and executive management reporting activities (other than management information systems).

                                 2. To act as the senior-most financial officer at the Affiliated Company with the exception of the President.

                                 3.  To evaluate and restructure financial
                                 functions of the Companies as needed.

                                 4. To oversee the Companies' cash management policies.

                                 5.  To oversee the Companies' treasury
                                 function, with the assistance of appropriate personnel.

                                 6. To participate, as appropriate, in investor and analyst meetings and conferences.

                                 7. To have access to the Companies' senior-most executive officers to (a) understand and participate in the Companies' strategic initiatives, (b) maintain a current understanding of the Companies' progress in achieving stated financial goals and objectives (i.e., internal and Wall Street estimates) relative to applicable projections and budgets of the Companies.

                                 The Companies recognize that to accomplish these responsibilities, the Executive will require full cooperation and extensive interaction with each of the Presidents of Patriot American Hospitality, Inc. (William W. Evans, III) and Wyndham International, Inc. (Karim Alibhai) and the other senior executive officers of the Companies, as well as the use of reasonably necessary staff resources dedicated exclusively to assisting the Executive in discharging his duties.